Exhibit 4.15


                           SECOND AMENDED AND RESTATED


                                 PROMISSORY NOTE


$132,658.00                                                   SEPTEMBER 29, 2004


         FOR VALUE RECEIVED, Viper Motorcycle Company ("Viper") hereby promises to pay to the order of Donald F. Shiff ("Shiff"), his heirs and assigns, the principal sum of One Hundred Thirty Two Thousand Six Hundred Fifty Eight & No/100 Dollars ($132,658.00), together with interest on the unpaid principal balance hereof at a rate of eight percent (8%) per annum. This Note is an amendment and restatement, but not a novation or refinancing, of the Promissory Note from Company to Shiff dated February 15, 2004 in the original principal amount of $132,658.00, as amended on June 10, 2004.

         This promissory note consolidates all previous loans and notes from Shiff to Viper. The outstanding principal amount, as of the date of this agreement, as stated above, shall become due and payable on November 30, 2004 or upon completion of the Initial Public Offering of Viper Motorcycle Company, whichever is sooner. All payments shall be made payable to Donald F. Shiff, and shall be sent to his then current address, which is presently 6400 Flying Cloud Drive, Eden Prairie, MN 55344.

         If the pending IPO of Viper Motorcycle Company becomes effective prior to November 30, 2004, the holder (Shiff) of this Note agrees to convert seventy-five thousand dollars ($75,000.00) of principal hereof into restricted common shares of the Company on the basis of Two Dollars and Fifty Cents ($2.50) per share.

         Viper agrees to pay this Note and, in the event of default, all costs of collection, including reasonable attorney's fees.



                                           VIPER MOTORCYCLE COMPANY




                                           /s/  John Lai
                                           -------------------------------------
                                           John Lai
                                           Interim Chief Financial Officer




Accepted By:   /s/  Donald F. Shiff
              ------------------------------------
              Donald F. Shiff